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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1 (B) AND (C) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)


                               (Amendment No. )(1)



                                Progenitor, Inc.
                 -----------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.001 par value
                 -----------------------------------------------
                         (Title of Class of Securities)



                                   743188 10 4
                 -----------------------------------------------
                                 (CUSIP Number)



1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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------------------------------                        -------------------------
CUSIP NO.  743188 10 4                 13G            PAGE    2  OF    5  PAGES
         ---------------------                              -----    -----
------------------------------                        -------------------------

-------------------------------------------------------------------------------
  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Interneuron Pharmaceuticals, Inc.
          04-3047911
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    5,450,664
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   5,450,664
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,450,664
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          39.2%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          CO
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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                                                                     Page 3 of 5

Item 1(a).     Name of Issuer :

               Progenitor, Inc. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               4040 Campbell Avenue
               Menlo Park, California 94025

Item 2(a).     Name of Person Filing:

               Interneuron Pharmaceuticals, Inc. ("IPI")

Item 2(b).     Address of Principal Business Office or if none, Residence:

               One Ledgemont Center
               99 Hayden Avenue
               Lexington, Massachusetts  02173

Item 2(c).     Citizenship:

               IPI is a corporation organized under the laws of the State of Delaware.

Item 2(d).     Title of Class of Securities:

               Common Stock, $.001 par value ("Shares")

Item 2(e).     CUSIP Number:

               743188 10 4

Item 3.        Not Applicable

Item 4.        Ownership as of December 31, 1997

               (a) IPI is the beneficial owner of 5,450,664 Shares. Includes 500,000 Shares issuable upon exercise of options which are immediately exercisable.

               (b) The 5,450,664 Shares beneficially owned by IPI constitute 39.2% of the Shares of the Issuer outstanding.

               (c)  (i)-(iv) Reference is made to items 5-8 of the cover page.



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                                                                     Page 4 of 5

Item 5.        Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Securities:

               Not Applicable

Item 8.        Identification and Classification of Members of the Group:

               Not Applicable

Item 9.        Notice of Dissolution of Group:

               Not Applicable

Item 10.       Certification:

               Not Applicable



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                                                                     Page 5 of 5

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     February 10, 1998          Interneuron Pharmaceuticals, Inc.
           Lexington,
           Massachusetts

                                      By: /s/ Glenn L. Cooper, M.D.
                                          --------------------------------------
                                          Glenn L. Cooper, M.D., President